UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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FORM 8-K

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CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 21, 2015

Andatee China Marine Fuel Services Corporation

(Exact name of registrant as specified in its charter)

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Delaware	001-34608	80-0445030
(State or Other Jurisdiction	(Commission	(I.R.S. Employer
of Incorporation)	File Number)	Identification No.)

Unit C, No.68 of West Binhai Road, Xigang District, Dalian, P.R. of China

(Address of Principal Executive Office) (Zip Code)

011 (86411) 8240 8939

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing

On April 21, 2015, Andatee China Marine Fuel Services Corporation (the “Company”) received a staff determination from the Nasdaq Stock Market (“Nasdaq”) informing the Company that since it had not paid certain fees required by Listing Rule 5250(f), the Company will be delisted unless it appeals the staff determination (the “Staff Determination”) in accordance with Nasdaq Listing Rules. Specifically, to appeal the Staff Determination to delist the Company’s securities, the Company must submit a hearing request, along with a $10,000 hearing fee, to the Nasdaq Hearings Department by no later than the close of business on April 28, 2015. As of the date hereof, the Company has remitted all outstanding fees. The foregoing description of the Nasdaq notification is qualified in its entirety by the text of such notification a copy of which is filed as exhibit to this filing.

The Company intends to appeal the Staff Determination in accordance with the Nasdaq Listing Rules by requesting an oral hearing before a Hearings Panel (the “Panel”). A hearing request will stay the suspension of the Company’s securities. The time and place of such hearing will be determined by the Panel. There can be no assurance that the Panel will grant the Company’s request for continued listing. If the Panel does not grant the relief sought by the Company, its securities will be delisted from Nasdaq in which event the Company would seek to cause them be quoted in over the counter markets, which may result in a substantially less liquid market for the securities.

Item 8.01	Other Events

On April 27, 2015, the Company issued a press release relating to the foregoing event, a copy of which is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(c)	Exhibits

99.1	Press release dated April 27, 2015.
99.2	Nasdaq Notification letter dated April 21, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Andatee China Marine Fuel Services Corporation

By:	/s/ Wang Hao
Wang Hao, Chief Executive Officer

Date:    April 27, 2015.